As filed with the Securities and Exchange Commission on July 1, 1997

                                                      Registration No. 333-21667
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                           Amendment No. 2 to Form S-3


                             Registration Statement
                        Under The Securities Act of 1933
                             ----------------------

                             U.S. Home & Garden Inc.
             (Exact Name of registrant as specified in its charter)

    Delaware                                                 77-0262908
(State or other                                           (I.R.S. employer
jurisdiction of                                            identification
incorporation or                                                number)
 organization)

                              655 Montgomery Street
                                   Suite 830
                         San Francisco, California 94111
                                 (415) 616-8111
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Robert L. Kassel, President
                             U.S. Home & Garden Inc.
                              655 Montgomery Street
                                   Suite 830
                         San Francisco, California 94111
                                 (415) 616-8111
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:


                            Robert J. Mittman, Esq.
                             Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                           Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box | |

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                        CALCULATION OF REGISTRATION FEE
                                      Proposed
Title of                              Maximum          Proposed
Shares           Amount to           Offering          Maximum            Amount Of
to be                be                Price        Aggregate Offering  Registration
Registered       Registered(1)       Per Unit(2)        Price(2)           Fee(2)
----------       ----------          -----------    ------------------  ------------
Common Stock   1,729,229 Shares(3)      $3.0625       $5,295,764         $1,604.78
($.001 Par
Value)                                           Previously Paid:        $1,727.69
                                                    Amount Due:          $   0

(1) All of the shares of Common Stock Being registered herby are being offered for the account of selling stockholders who acquired such shares or options, warrants of other convertible securities to purchase such shares from the Company in private transactions. No other shares of the Company's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee has been calculated based upon a price of $3.0625 per share, the average of the high and low prices as reported in the consolidated reporting system (NASDAQ) for the registrant's Common Stock on June 24, 1997.

(3) Pursuant to Rule 416 of the Act there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of any future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of the holders of options, warrants or other convertible securities, the operation of the anti-dilution provisions thereof.


                              ---------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    PRELIMINARY PROSPECTUS DATED JULY 1, 1997


                              SUBJECT TO COMPLETION

PROSPECTUS


                        1,729,229 Shares of Common Stock




                             U.S. HOME & GARDEN INC.


This Prospectus relates to an offering by certain selling stockholders of an aggregate of up to 1,729,229 shares of the Company's common stock $.001 par value (the "Common Stock"), of which 691,229 shares (the "Warrant Shares") are issuable upon exercise of certain options, warrants and other convertible securities which are owned by certain of the selling stockholders. All of the 1,729,229 shares of Common Stock are being offered for resale by such selling stockholders pursuant to this Prospectus. Unless the context otherwise requires, all of the foregoing shall be referred to collectively as the "Selling Stockholders."




     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution."


     The Common Stock is traded in the over-the-counter market and is quoted on NASDAQ under the symbol "USHG". On June 27, 1997, the closing sale price of the Common Stock as reported by NASDAQ was $3.50.



                             ----------------------


               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS
             WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
          SEE "RISK FACTORS." COMMENCING ON PAGE 6 OF THIS PROSPECTUS.
                            -------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Commission's Website address is http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (i) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996;
(ii) Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996; (iii) Form 10-Q/A, Amendment No. 1 to Form 10-Q for the quarterly period ended September 30, 1996; (iv) Quarterly Report on Form 10-Q for the Quarter ended December 31, 1996; (v) Quarterly Report on Form 10-Q for the Quarter ended March 31, 1997; (vi) Form 10-C dated July 24, 1996; (vii) Form 10-C dated August 9, 1996; (viii) Form 8-K for the event dated August 9, 1996; (ix) Form 8-K/A, Amendment No. 1 to Form 8-K, for the event dated August 9, 1996; (x) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A declared effective on March 26, 1992 and any amendments or supplements thereto; (xi) Form 10-KSB/A, Amendment No.1 to Form 10-KSB for the fiscal year ended June 30, 1996; and (xii) Form 10-KSB/A, Amendment No.1 to Form 10-KSB for the fiscal year ended June 30, 1995.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. Robert Kassel, U.S. Home & Garden Inc., 655 Montgomery Street, Suite 830, San Francisco, California 94111, telephone: (415) 616-8111.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                   The Company

     U.S. Home & Garden Inc. (the "Company"), manufactures, converts, markets and distributes through its wholly owned subsidiary, Easy Gardener Acquisition Corp. ("Easy Gardener"), consumer lawn and garden care products for consumers and agricultural users and, through its wholly-owned subsidiary, Golden West Agri-Products, Inc. ("Golden West"), which it acquired in August 1992, a line of products for agricultural use. In September 1994, the Company, through Easy Gardener, acquired substantially all of the assets used in the business of Easy Gardener, Inc., a Texas based manufacturer of a variety of home lawn and garden care products. In August 1995, the Company, through Emerald Products Corporation, a subsidiary of Easy Gardener, acquired the assets of Emerald Products LLC. In August 1996, the Company, through Easy Gardener, acquired all of the outstanding capital stock of Weatherly Consumer Products Group, Inc. ("Weatherly"), a Kentucky based manufacturer and distributor of home and outdoor fertilizer spikes and other home, lawn and garden care products.

     Easy Gardener markets and distributes a variety of home lawn and garden care products, including among others, Weedblock(R), a landscape fabric used to control weed growth in the garden. In addition to landscape fabrics, Easy Gardener sells complementary lawn and garden products for use by the home gardener such as Emerald Edge lawn edging and Shade Fabric(TM). With the acquisition of Weatherly the Company has added to its product line, among other things, a variety of home and outdoor fertilizer spikes sold under the Jobe's(R) label, tree root feeders sold under the Ross(R) label and animal repellents for plants sold under the XP-20(TM) label.

     The Company's wholly-owned subsidiary, Golden West, is primarily engaged in the manufacture and distribution of humic acid based agricultural products. The Company's principal agricultural products consist of Energizer(R), a nutrient absorption enhancement formula for crops; Penox(R), an agent that increases the effectiveness of certain agricultural products; and Powergizer 45(R), a type of plant food. The Company, through Golden West, sells its agricultural products to distributors who market such products to commercial farmers.

     The Company was organized under the laws of the State of California in August 1990 under the name Natural Earth Technologies, Inc. and reincorporated in the State of Delaware in January 1992. In July 1995 the Company changed its corporate name to U.S. Home & Garden Inc. Unless the context otherwise requires, all references in this Prospectus to the Company include the Company and its wholly-owned subsidiaries Golden West and Easy Gardener. The Company's executive offices are located at 655 Montgomery Street, Suite 830, San Francisco, California 94111 and its telephone number is (415) 616-8111.


                                  The Offering


Securities offered by                            1,729,229 shares of
the Selling Stockholders. . . .                  Common Stock

Common Stock outstanding
  prior to the offering (1) . .                  14,072,810 shares

Common Stock to be outstanding
  after the offering(2) . . . .                  14,764,039 shares



Use of Proceeds . . . . . . . .                  The Company will not receive
                                                 any proceeds from any sales of
                                                 Common Stock by the Selling
                                                 Stockholders.  Any proceeds
                                                 received by the Company from
                                                 time to time upon exercise of
                                                 options or warrants owned by
                                                 the Selling Stockholders will
                                                 be used for working capital
                                                 and general corporate
                                                 purposes.

Risk Factors  . . . . . . . . .                  The securities offered hereby
                                                 involve a high degree of risk.
                                                 See "Risk Factors."

NASDAQ Symbol . . . . . . . . .                  Common Stock - USHG


---------------

(1) Based on shares outstanding on the date of this Prospectus. Does not include shares issuable upon exercise of (i) outstanding options and options available for grant under the Company's 1991 Stock Option Plan, (ii) outstanding options and options available for grant under the Company's 1995 or 1997 Stock Option Plans, (iii) outstanding options and options available for grant under the Company's Non-Employee Director Stock Option Plan or (iv) other outstanding options and warrants.


(2) Assumes the issuance of the Warrant Shares upon exercise of options, warrants and other convertible securities owned by the Selling Stockholders but no exercise of any other outstanding options, warrants or convertible securities.

                                  RISK FACTORS



     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors, prior to making an investment in the Company should carefully consider the risks and speculative factors inherent in and affecting the business of the Company and this offering, including the following risk factors.

     The discussion in this prospectus and in the Company's annual, quarterly and other periodic reports incorporated by reference into this Prospectus, contain certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in this Prospectus or in the periodic reports incorporated by reference into this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "risk factors" below as well as those discussed in the periodic reports incorporated by reference into this Prospectus.

     1. Possible Need for Additional Funds. From time to time, the Company has experienced shortfalls in available working capital. Although at March 31, 1997, the Company had working capital of approximately $4,821,000, approximately $7,625,000 of the Company's short term assets at such date consisted of inventory. The Company may experience working capital shortfalls in the foreseeable future, at least until the Company either obtains additional financing or is able to generate additional working capital from operations. The Company, other than in connection with the operations of Easy Gardener, does not have any banking relationships or lines of credit available for working capital purposes and no assurances can be given that additional funds, if required, will be available at commercially reasonable terms, or at all.

     2. Prior Losses; Uncertainty of Future Profitability. Although for its fiscal years ended June 30, 1996 and 1995 and the nine (9) months ended March 31, 1997, the Company achieved net income of approximately $2,524,000, $1,575,000 and $800,000, respectively, there can be no assurance that the Company will be profitable in the future. In addition, no assurances can be given that the operations of Weatherly, which was acquired by the Company in August 1996, will continue to generate income under the Company's management.

     3. Substantial Outstanding Indebtedness. In connection with the acquisition by Easy Gardener of Weatherly, the Company refinanced and executed various financing arrangements with certain financial institutions (the "Lenders") totalling approximately $25.25 million, which includes a warrant to certain of the Lenders to purchase 400,000 shares of Common Stock at $2.50 per share. In addition, the Lenders provided Easy Gardener with a $13 million revolving credit facility to finance its working capital requirements. The Lenders have also provided the Company with an additional $3,000,000 which the Company can borrow during February - May of each fiscal year to finance the Company's working capital needs during its "peak" selling season. Any additional amounts borrowed must be repaid by May 31 of the year in which borrowed. Under the terms of the new loan agreement, two promissory notes were issued in the principal amount of $23,000,000 and $2,250,000, respectively. The $23,000,000 note requires quarterly principal payments ranging from $570,000 to $1,350,000 beginning September 30, 1996 and continuing through June 30, 2002 and bears interest at the lower of prime or LIBOR rates, as defined in the loan agreement. The $2,250,000 note requires quarterly principal payments totaling $140,625 beginning September 30, 1998 and continuing through December 30, 1999, and bears interest at prime plus 6%. The line of credit agreement calls for maximum borrowings totaling $13,000,000 with interest at the lower of prime or LIBOR rates. As a result of this refinancing, the entire balance of deferred finance costs at June 30, 1996, net of accumulated amortization, plus certain prepayment penalties, was written off as an extraordinary expense during the Company's fiscal quarter ended September 30, 1996. As a result, extraordinary expense, net of $452,000 tax benefit, totaled approximately $1,007,000 for the nine months ended March 31, 1997. The loan agreement under which the refinanced credit facilities are provided restricts certain activities and transactions by Easy Gardener as well as contains certain covenants which require Easy Gardener to comply with certain financial ratios including interest coverage ratios (e.g. the ratio of net income to interest expense for Easy Gardener) and debt service coverage ratios (e.g. ratio of cash flow and scheduled principal payments under the credit facilities to such scheduled payments), all as more particularly set forth in such loan agreement. In addition, Easy Gardener is required to maintain a minimum net worth requirements equal to $20,000,000 and $24,000,000 in 1997 and 1998, respectively, and for each year thereafter during the term of the loan agreement, a sum equal to 75% of Easy Gardener's net income for any particular year plus the minimum net worth of Easy Gardener for the immediately preceding year. As of the date of this Prospectus, the Company is in compliance with all covenants contained in the loan agreement. The Company, in the past, has on two occasions not been in compliance with covenants relating to minimum EBITDA and/or covenants relating to restrictions on corporate loans and advances. In all such cases, the Lenders have waived application of the covenants. The indebtedness to the Lenders is also secured by all of the assets of Easy Gardener and a guaranty by the Company. The Company cannot predict the effect that such covenants or restrictions will have on its future operations. No assurances can be given that the operations of the Company will generate sufficient cash flow to service such debt. In the event that Easy Gardener fails to comply with any of its loan covenants or make required payments of principal and interest, the Lenders could declare the indebtedness to be immediately due and payable, and in certain cases, foreclose on Easy Gardener's assets and require the Company to pay any unpaid balance on the loan pursuant to its guaranty.


     In addition to the foregoing loans, the Company recently borrowed an additional $3,800,000 from the Lenders to help finance the acquisition of a line of plastic chain links and decorative edging. This additional debt is payable in November 1997.

     4. Financial Effects on the Company of the Recent Acquisition of Weatherly Consumer Products Group, Inc. The Company will be required to amortize the excess of costs over net assets acquired (an aggregate of approximately $20,722,000) over a period of 30 years in connection with the acquisition of Weatherly by Easy Gardener. The Company is already amortizing approximately $600,000 per year of the excess of costs over net assets acquired relating to prior acquisitions. Although such amortization does not have an effect on the Company's available capital, it will be treated as an operating expense and with the interest expense on the Company's debt service, will reduce the Company's reported earnings.


     5. Dependence on Third-Party Manufacturing and Supply Arrangements. Easy Gardener purchases a majority of the material for its primary product, Weedblock(R), from Tredegar Industries, Inc. Easy Gardener purchases its basic materials for its other products from a variety of suppliers on a non-exclusive basis. Weatherly purchases its basic materials for its products from a variety of suppliers on a non-exclusive basis. Golden West currently purchases substantially all of its supply of ingredients used to manufacture its products from Western Farm Services, Inc. The Company and its subsidiaries do not have any written contractual agreements with any of their current suppliers, and satisfy all of their material requirements through open purchase orders. There can be no assurance that future production capacity of the Company's current suppliers, manufacturers and processors will be sufficient to satisfy the Company's requirements or that alternate suppliers, manufacturers and processors will be available on commercially reasonable terms, or at all. Moreover, the unavailability of certain products, the unavailability of manufacturing and processing sources or delays either in manufacturing or in locating new manufacturing and processing sources could adversely affect the Company's ability to deliver its products on a timely and competitive basis. In addition, because the Company recognizes a significant percentage of its yearly sales during a limited portion of the year, any delay in the delivery or the unavailability of its products during such period could materially adversely affect the Company's operations.


     6. Dependence on Distributors; Dependence on Significant Customers, Dependence on Product Line. Certain of the Company's products are marketed primarily through a number of exclusive and non-exclusive independent distributors and sales agents upon which the Company is substantially dependent for the generation of revenues. The loss of any of its major distributors, in the absence of substantially similar replacement arrangements, could have a material adverse effect on the Company's business. For the fiscal year ended June 30, 1996 sales by the Company to four customers, Home Depot, Lowe's Co., K-Mart and Builders Square accounted for approximately 28%, 9%, 7% and 5%, respectively, of the Company's consolidated sales. Sales to Home Depot, Lowe's Co., K-Mart and Builders Square accounted for approximately 14%, 11%, 7% and 5%, respectively, of the Company's consolidated sales for the nine months ended March 31, 1997. In addition, following the acquisition of Weatherly, sales to Central Garden have accounted for 4% of the Company's consolidated sales for the nine months ended March 31, 1997. The loss of such customers could have a material adverse effect upon the Company.

     Approximately 69% of Easy Gardener's sales for the nine months ended March 31, 1997 were attributed to the sales of landscape fabric. Any adverse developments with respect to Easy Gardener's landscape fabric business as a result of competitive factors, supply arrangements or other factors outside of its control, would have a material adverse effect on Easy Gardener's operations.


     7. Seasonality; Weather Conditions. Sales of the Company's agricultural products and sales by Easy Gardener of its lawn and garden care products are highly seasonal and shipments by the Company's subsidiaries of products are heavily concentrated in the spring (third fiscal quarter) and, to a lesser extent, the summer (fourth fiscal quarter). Most shipments of agricultural products occur during the period from March through October (the agricultural cultivation period). Unexpected production or transportation difficulties occurring at a time of peak production or sales could cause sales losses which could not readily be reversed before the following year. In addition, the Company's results of operations may be severely adversely affected by poor weather conditions. Poor weekend weather during the spring tends to depress consumer purchases of do-it yourself lawn and garden care products. In addition, prolonged periods of adverse weather may result in reduced agricultural plantings and a corresponding decline in demand for the Company's agricultural products.

     8. Competition. The consumer lawn and garden care market is highly competitive and somewhat fractionalized, with no single dominant competitor. Competition for the Company and Easy Gardener in this market arises from a combination of national and regional companies ranging from large petrochemical companies to garden catalog businesses and companies specializing in the manufacture of lawn and garden care products. Several of such companies, such as Solaris Group, a division of Monsanto Company and the Scotts Miracle Gro Company have captured a significant share of such markets, and, in the aggregate, control a significant proportion of the market. Many of the Company's competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets to introduce new products. Many of these companies have substantially greater financial, technical, marketing and other resources than the Company. In addition, the lawn and garden care industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. Large, dominant manufacturers, which manufacture and sell lawn and garden products, such as the Solaris Group, have in the past, manufactured and marketed landscape fabrics. Currently, few of such competitors compete with Easy Gardener in this industry. Nevertheless, well capitalized companies and smaller regional firms may develop and market landscape fabrics and compete with Easy Gardener for customers that may purchase other lawn and garden care products from such companies.

     Golden West's competitors, many of which have substantially greater financial and other resources than the Company, include other manufacturers of products that are humic acid based but that utilize formulas that are different from Golden West's. These competitors include American Colloid Company, Monterey Chemical Corporation and Custom Chemicide Inc., all of which sell, in addition to humic acid based products, other agricultural products. The use of these other agricultural products by farms and orchards gives these competitors greater name recognition among such purchasers. American Colloid Company markets its products mainly in the eastern United States, while Monterey Chemical Corporation and Custom Chemicide Inc. market their products mainly in the western United States. No assurance can be given that the Company will be able to compete successfully in the future.

     9. Government Regulation. Products marketed, or which may be marketed, by the Company as fertilizers or pesticides are subject to an extensive and frequently evolving statutory and regulatory framework, at both the Federal and state levels.

     Federal Regulation - The Federal Hazardous Materials Transportation Act ("HazMat") regulates the transportation of products possessing characteristics which have the potential to create a hazard to humans or the environment during transport and imposes extensive manifesting, labelling and other requirements upon the transportation of any products regulated by such act. Failure to comply with the requirements of HazMat could result in the imposition of sanctions, including, but not limited to, suspension or restriction of product transportation, civil penalties and/or criminal sanctions. Although the Company believes that none of the products presently manufactured by its subsidiaries are subject to HazMat, other than one product manufactured by Weatherly, there can be no assurance that products that the Company or its subsidiaries intend to market in the future will not be subject to HazMat. The distribution and sale of pesticides is subject to regulation by the U.S. Environmental Protection Agency ("EPA") pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"). A substance is a pesticide under FIFRA if it is intended to prevent, destroy, repel or mitigate pests or defoliate, desiccate or regulate the growth of plants. Under FIFRA, all pesticides must be registered with the EPA and must be approved for their intended use based upon an evaluation of the risks posed by the product to human health and the environment. FIFRA also imposes stringent labelling, packaging, reporting, and recordkeeping requirements on the marketing of such products. Failure to comply with the requirements of FIFRA could result in the imposition of sanctions, including, but not limited to, suspension or restriction of product distribution, civil penalties and/or criminal sanctions. Although the Company believes that except for certain animal repellants and insecticide spikes none of the products sold by it or its subsidiaries are pesticides under FIFRA, there can be no assurance that future products marketed by the Company or its subsidiaries will not be subject to FIFRA.

     Advertising relating to the Company's products is subject to the review of the Federal Trade Commission and state agencies, pursuant to their general authority to monitor and prevent unfair or deceptive trade practices.

     State Regulation - Many states regulate pesticides in a manner similar to Federal law. Moreover, many states also impose restrictions upon products marketed for use as fertilizing materials (which are not typically regulated under FIFRA). Accordingly, state requirements may be applicable to a broader range of the Company's intended products than Federal law. Registration of products on the state level essentially involves the filing with the appropriate state agency of the labels used on the products, payment of registration fees and the filing of reports in many states. In certain states, the manufacturer or the distributor is required to be licensed, instead of or in addition to the product registration. Products may be subject to state testing. In addition, if a label makes any claims relating to the product's effectiveness, the accuracy of the claims may have to be proven to the satisfaction of the state regulatory authorities. The Company believes that it has obtained the required material licenses and registrations of its material products in the states in which its products are sold. Should the number of states in which the Company's products are sold increase, such products may have to be registered in such states. Additionally, there can be no assurance that the Company will be able to comply with, or continue to comply with, the current or future regulations in every jurisdiction in which the Company's material business operations are conducted without substantial cost or interruption of their operations. In the event that the Company is unable to comply with such requirements, they could be subject to substantial sanctions, including a recall of, or a sales limitation placed on, one or more of its products, monetary liability and/or criminal sanctions, if products are distributed and/or marketed in violation of those requirements, any of which could have a material adverse effect upon the Company's business.

     10. Environmental Compliance-Manufacturing Facility. Certain manufacturing operations involve the discharge of pollutants to the air or water. Federal and state environmental laws and requlations often require manufacturers to obtain permits for these discharges. The permits regulate the amount of pollutants that can be discharged and impose certain sampling, recordkeeping and reporting obligations on the permittees. Ownership and operation of manufacturing facilities also involve handling and storage of hazardous substances, which are regulated under various federal and state environmental laws. Failure to comply with environmental laws or to obtain, or comply with, the necessary state and federal permits can subject the manufacturer to substantial civil and criminal penalties. Easy Gardener and Weatherly each own and operate one manufacturing facility. Although the Company believes that Easy Gardener and Weatherly are in substantial compliance with applicable material environmental laws concerning their respective facilities there can be no assurance that they will be able to continue to comply with the requirements of applicable environmental laws or permits.

     11. Potential Environmental Cleanup Liability. The Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and many similar state statutes, impose liability for environmental damages and cleanup costs on owners and operators of hazardous waste facilities, as well as persons who generate, transport, or arrange for disposal of hazardous wastes at a particular site. Easy Gardener and Weatherly each own and operate a manufacturing facility and, as a result, could be subject to liability under these statutes. The Company and its subsidiaries could incur liability under CERCLA or similar state statutes for any damage caused as a result of the mishandling or release of hazardous substances owned by the Company but processed and manufactured by others on the Company's behalf. As a result, there can be no assurance that the manufacture of the products sold by the Company and its subsidiaries will not subject the Company or its subsidiaries to liability pursuant to CERCLA or a similar state statute. Furthermore, there can be no assurance that Easy Gardener or

Weatherly will not be subject to liability relating to manufacturing facilities owned and/or operated by them.

     12. Product Liability. The Company, as a manufacturer of lawn and garden care and pesticide products, may be exposed to significant product liability claims by consumers. Although the Company has obtained product liability insurance coverage for U.S. Home & Garden and Golden West in the aggregate amount of $3,000,000, and for each of Easy Gardener and Weatherly in the aggregate amount of $2,000,000 (with all policies limited to $1,000,000 per occurrence), and has obtained three umbrella policies in the amounts of $5,000,000, $10,000,000 and $10,000,000, respectively, there can be no assurance that such insurance will be sufficient to cover all possible liabilities. Although the Company has not incurred any product liability claims to date, in the event a successful suit is brought against the Company, insufficiency of insurance coverage could have a material adverse effect on the Company. Moreover, any adverse publicity arising from claims made against the Company, even if such claims were not successful, could adversely affect the reputation and sales of the Company's products.

     13. Patent Protection. Except for patents covering two lawn edge products currently sold by Easy Gardener and certain products obtained as a result of the acquisition of Weatherly, none of the Company's products are covered by patents. The Company may not apply for any additional patent protection relating to its current products. The Company regards the formulas and processes used to manufacture certain of the products sold by it as proprietary and intends to rely for protection upon trade secret laws and non-disclosure agreements with its customers, suppliers, dealers, employees and sales representatives. Despite these restrictions, it may be possible for competitors or customers to copy one or more aspects of the products that contain formulas the Company believes are proprietary to it or obtain information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop products similar to those products sold or to be sold by the Company that utilize information believed by the Company to be proprietary to it. Although the Company believes that the products sold by it do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that products sold by the Company are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and sale of such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Moreover, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's products or proposed products are deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.


     14. Dependence on Management. The success of the Company will be largely dependent on the personal efforts of Robert Kassel, its President, and Richard Raleigh, its Chief Operating Officer, both of whom devote their full time to the affairs of the Company. Although the Company has entered into employment agreements with Mr. Kassel and Mr. Raleigh which expire on March 31, 1998, subject to certain automatic extension provisions, and has obtained "key man" life insurance in the amount of $2,000,000 on the life of Mr. Kassel and $1,000,000 on the life of Mr. Raleigh, the loss of the services of either Mr. Kassel or Mr. Raleigh would have a material adverse effect on the Company's business and prospects. In addition, Mr. Kassel's employment agreement provides that Mr. Kassel will receive a significant severance payment from the Company upon a change in control of the Company or the occurrence of certain other events as described therein. In addition, the success of Easy Gardener is dependent upon the continuing efforts of Richard Grandy, who is an officer of Easy Gardener. Although Mr. Grandy has entered into an employment agreement with Easy Gardener which expires in September 1998, the loss of his services could have a material adverse affect on Easy Gardener. The success of the Company may also be dependent in part, upon its ability to hire and retain additional qualified sales and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel.


     15. No Dividends. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. In addition, certain agreements between Easy Gardener and its primary lending institutions restrict the Company from paying dividends on the Common Stock without the lender's consent.

     16. Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that the Company will not issue shares of preferred stock in the future.

     17. Delaware Anti-Takeover Law. The Company, a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including
Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) prior to such date, the board of directors approved the business combination; or
(ii) upon becoming an interested stockholder, the stockholder then owns at least 85% of the voting securities, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the board of directors and the stockholders. "Business combination" is defined to include mergers, asset sales and certain other transactions with an "interested stockholder." An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.


     18. Influence by Management. Current officers and directors of the Company beneficially own an aggregate of approximately 29.2% of the issued and outstanding shares of Common Stock. Accordingly, they are in a position to influence the outcome of matters requiring a vote of stockholders.

     19. Common Stock Eligible for Future Sale; Registration Rights; Outstanding Options. Approximately 2,500,000 of the 14,072,810 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. These shares are currently eligible for sale under Rule 144. In addition, the 1,729,229 shares of Common Stock that may be sold pursuant to the registration statement of which this Prospectus forms a part, which are either outstanding or issuable upon the exercise of outstanding options, warrants and other convertible securities to acquire 691,229 shares of Common Stock, subject to adjustment, will be, eligible for sale under the Act and are not "restricted securities" absent express agreement to the contrary. In addition, approximately 4,900,000 shares of the Common Stock issuable upon exercise of outstanding options and warrants may be sold under current effective registration statements and holders of certain other options and warrants to acquire a significant number of additional shares of Common Stock have certain registration rights with respect to such shares. No prediction can be made as to the effect, if any, that sales of these securities or shares of Common Stock issuable upon exercise of outstanding options, warrants or convertible securities or the availability of such securities for sale will have on the market prices of the Common Stck prevailing from time to time. Nevertheless, the possibility that substantial amounts of securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, to the extent that the Company is required to issue additional shares of Common Stock pursuant to the terms of the agreement pursuant to which it acquired Weatherly, such issuances may have a dilutive effect on the then current stockholders. See "Recent Developments."


     20. Possible Adverse Effect on Liquidity of the Company's Securities Associated with Possible Restrictions on Market Making Activities in the Company's Securities. D.H. Blair & Co., Inc. ("Blair") currently makes, and the Company believes that it intends in the future to continue to make, a market in the Company's securities. Although there are other NASD members listed as market makers of the Company's securities, the Company believes that Blair is currently responsible for a substantial portion of the market making activities in such securities. Regulation M under the Exchange Act may prohibit Blair from engaging in any market-making activities with regard to the Company's securities for the period from one business day (or such other applicable period as Regulation M may provide) prior to (i) any solicitation by Blair of the exercise of outstanding publicly traded warrants of the Company (the "Warrants") until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of Warrants following such solicitation; and (ii) any period during which Blair, or any affiliated parties participate in a distribution of any securities of the Company owned for their own account. As a result, Blair may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the liquidity for the Company's securities.

     21. Possible Adverse Effect on Liquidity of the Company's Securities Due to the Investigation of a Principal Marketmaker by the Securities and Exchange Commission. The Company has been advised that the Commission is conducting an investigation concerning various business activities of Blair. The investigation appears to broad in scope involving nearly all aspects of Blair's compliance with the Federal securities laws and compliance with the Federal security laws by certain issuers whose securities were underwritten by Blair, D.H. Blair Investment Corp. and D.H. Blair Holdings, Inc. The Company has previously been advised by Blair that the investigation has been ongoing since 1989. An unfavorable resolution of the Commission's investigation could have the effect of limiting Blair's ability to make a market in the Company's securities. Any temporary cessation of such market making activities could have an adverse effect on the market prices of the Company's securities.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. In the event that all of the Warrant Shares are issued pursuant to the cash exercise terms of the options and warrants held by the Selling Stockholders, of which there can be no assurance, the Company could realize up to approximately $1,200,000 in gross proceeds. The net proceeds of such issuances will be considered as uncommitted funds and may be used by the Company for, among other things, working capital and general corporate purposes. The Company has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $35,000.


                               RECENT DEVELOPMENTS

     On August 9, 1996, Easy Gardener acquired all of the outstanding capital stock (the "Acquisition") of Weatherly. As consideration for the Acquisition, the stockholders of Weatherly received (i) an aggregate of 1,000,000 shares (the "Issued Shares") of the issued and outstanding Common Stock of the Company and
(ii) an aggregate sum of $22,937,321, less that amount required to discharge certain outstanding indebtedness of Weatherly, as more particularly set forth in the purchase agreement, dated August 9, 1996 (the "Purchase Agreement") and adjusted dollar for dollar based upon the value of the net current assets (as defined in the Purchase Agreement) of Weatherly.

     The Issued Shares have been included in the registration statement of which this prospectus forms a part.


     The Company also agreed to issue pro ratably to the stockholders of Weatherly who still possess the Company's shares at the one year anniversary of the closing, additional shares of its Common Stock, as more particularly set forth in the Purchase Agreement, in the event the average of the closing bid and ask prices of the Common Stock, on the NASDAQ Small-Cap Market, for the ten trading days preceding such anniversary (the "Market Price") is less than $3.00. The number of additional shares of Common Stock, if any, will equal the difference of (a) the product obtained by multiplying the number of shares still held by the former Weatherly stockholders at such one (1) year anniversary by a fraction, the numerator of which is $3.00 and the denominator of which is the Market Price or $2.75, whichever is greater, minus (b) the number of shares still held. The number of additional shares is also subject to further adjustment as a result of any Common Stock dividend or a subdivision, combination or reclassification of the Common Stock.


     Each stockholder of Weatherly executed a Lock-Up Agreement, whereby each such stockholder agreed not to transfer or dispose of more than an aggregate of twenty-five percent of any securities of the Company acquired and beneficially owned by such stockholder prior to the six (6) month anniversary of the closing of the Acquisition and thereafter until the year anniversary of the closing, of no more than an aggregate of fifty percent of any such securities.

                            DESCRIPTION OF SECURITIES

General

     The Company is authorized to issue 30,000,000 shares of Common Stock, $.001 par value per share and 1,000,000 shares of Preferred Stock, $.001 par value per share. As of the date of this Prospectus, there are 14,072,810 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.



Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


     An aggregate of up to 1,729,229 shares of Common Stock (including the 691,229 Warrant Shares) may be offered for resale pursuant to this Prospectus by the Selling Stockholders. Mr. Biele is employed by D.H. Blair & Co., Inc. and received his securities in connection with D.H. Blair Investment Banking Corp. acting as placement agent for an offering of the Company's securities consummated in August 1994. Messrs. Hills, Jackson, Metz and E.H. Arnold were the sole stockholders of Weatherly who received their shares in connection with the Acquisition. The Provident Bank, LaSalle National Bank and Antares Leverage Capital Corp. provided financing to Easy Gardener (guaranteed by the Company) in connection with its acquisition of Weatherly. Mr. Berman is counsel to Tenzer Greenblatt LLP, which firm renders legal advice to the Company with respect to certain matters.

         The following table sets forth certain information with respect to the Selling Stockholders:


                                                         Beneficial                                                   Shares
                                                       Ownership of                                                Beneficially
                                                     Shares of Common                                                  Owned
                                                        Stock Prior                   Shares to be Sold              After the
    Selling Stockholder                                 to Sale (1)                  in the Offering (2)           Offering (3)
    -------------------                              ----------------                -------------------           ------------

Richard Biele                                              87,720                          87,720                         0
E.H. Arnold                                               570,000                         570,000                         0
James R. Hills                                            200,000                         200,000                         0
Laban P. Jackson, Jr.                                     200,000                         200,000                         0
Emanuel M. Metz                                            30,000                          30,000                         0
Continental Capital & Equity                               38,000                          38,000                         0
Corp.
Herbert Berman                                             75,877(4)                       50,877                    25,000
Debra Berman                                               50,877(4)                       50,877                         0
Nathaniel Berman                                          101,755(4)                      101,755                         0
The Provident Bank                                        149,020                         149,020                         0
La Salle National Bank                                    117,647                         117,647                         0
Antares Leverage                                          133,333                         133,333                         0
Capital Corp.



(1) Includes shares of Common stock issuable upon exercise of options, warrants and other convertible securities which are exercisable at the date of this Prospectus. Unless otherwise noted, the Company believes that all of the persons named in the above table have sole voting power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes shares issuable upon exercise of options, warrants and other convertible securities.

(3) Assumes all of the shares of Common Stock offered hereby are sold by the Selling Stockholders.

(4) Represents shares issuable upon exercise of a convertible promissory note and warrants.


     The Common Stock held by the Selling Stockholders, and the Common Stock issuable to the Selling Stockholders upon exercise of various options, warrants and other convertible securities may be offered and sold by the Selling Stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning Section 2(a)(11) of of the Act, in connection with such sales.

     Upon being notified by a Selling Stockholder that it has entered into a material arrangement with a broker-dealer for the purchase by a broker or dealer of shares of Common Stock being offered hereby by the Selling Stockholder, the Company will file a supplemental prospectus under the Act, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.


                                  LEGAL MATTERS


     The legality of the securities offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York. A partner of Tenzer Greenblatt is the beneficial owner of shares of Common Stock and options to purchase shares of Common Stock. Certain other partners of Tenzer Greenblatt LLP also own shares of Common Stock and/or options to purchase Common Stock.



                                     EXPERTS

     The consolidated financial statements of U.S. Home & Garden Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report upon the authority of said firms as experts in auditing and accounting.

     The consolidated financial statements of Weatherly Consumer Products Group, Inc. incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission, a registration statement (the "Registration Statement"), under the Act with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Commission's Website address is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                -----------------




                                TABLE OF CONTENTS
                                                                      Page
Available Information......................................             2
Information Incorporated by Reference......................             2
Prospectus Summary.........................................             3
Risk Factors...............................................             6
Use of Proceeds............................................            15
Recent Developments........................................            16
Description of Securities..................................            16
Selling Stockholders and Plan of
  Distribution.............................................            17
Legal Matters..............................................            19
Experts....................................................            19
Additional Information.....................................            19





================================================================================

================================================================================

                                   ----------


                              1,729,229 Shares of
                                  Common Stock




                                   ----------

                             U.S. HOME & GARDEN INC.

                                   ----------

                                   PROSPECTUS

                                   ----------

                                   ______,1997

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:


                                                                   Amount
                                                                   ------


Registration Fee                                                 $ 1,604.77(1)

Printing                                                           2,800.00

Legal Fees and Expenses                                           20,000.00

Accounting Fees and Expenses                                      10,000.00

Transfer Agents and Registrars Fees                                  200.00

Miscellaneous                                                        395.23
                                                                 ----------
    TOTAL                                                        $35,000.00
                                                                 ==========



(1) The Company paid $1,727.69 concurrently with its initially filing of this Prospectus with the Commission.



Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Ninth of the Company's Certificate of Incorporation and Article XVIII of the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


     Article Tenth of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for any monetary damages for breaches of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders' (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

     Sections 7 and 8 of the Underwriting Agreement dated March 26, 1992 between the Company and Paragon Capital Corporation and Sections 9 and 10 of the Underwriting Agreement dated August 5, 1993 between the Company and D.H. Blair Investment Banking Co. provides for the indemnification of the Company's officers, directors and control persons under certain circumstances.


     Insofar as indemnification for liabilities under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


         Item 16. Exhibits

         (a) Exhibits

Exhibit No.

4(a) Form of certificate evidencing Common Stock, $.001 par value, of the Company, incorporated by reference to
                  Exhibit 4(a) of the Company's Registration Statement on Form S-1 (Registration No. 33-45428).

5 Opinion of Tenzer Greenblatt LLP, regarding legality of securities being registered.(1)


23(a)             Consent of BDO Seidman, LLP.


23(b)             Consent of Arthur Andersen LLP



23(c)             Consent of Tenzer Greenblatt LLP (included in Exhibit
                  5).
----------

     (1) Previously filed.



Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


          (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent charge in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove by registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 27th day of June, 1997.



                                            U.S. Home & Garden Inc.


                                            By:/s/ Robert Kassel
                                               -----------------------------
                                               Robert Kassel, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


         Signature                     Title                         Date
         ---------                     -----                         ----



/s/ Robert Kassel             Chairman of the                    June 27, 1997
----------------------        Board of Directors,
Robert Kassel                 President and Treasurer
                              (Chief Executive,
                              Accounting and Financial
                              Officer)

/s/ Maureen Kassel            Vice-President,                    June 27, 1997
----------------------        Secretary and Director
Maureen Kassel

/s/ Richard Raleigh           Chief Operating Officer            June 27, 1997
----------------------        and Director
Richard Raleigh

                              Director                           June 27, 1997
----------------------
Jon Schulberg

                              Director                           June 27, 1997
----------------------
Fred Heiden

Exhibit No.                    Description                              Page No.
-----------                    -----------                              --------

4(a) Form of certificate evidencing Common Stock, $.001 par value, of the Company, incorporated by reference to Exhibit 4(a) of the Company's Registration Statement on Form S-1 (Registration No. 33-45428).


5 Opinion of Tenzer Greenblatt LLP, regarding legality of securities being registered.(1)


23(a) Consent of BDO Seidman, LLP.

23(b) Consent of Arthur Andersen LLP

23(c) Consent of Tenzer Greenblatt LLP (included in Exhibit 5).



------------
     (1) Previously filed.